Exhibit 99.1
GREAT AJAX CORP. ANNOUNCES RESULTS FOR THE QUARTER
ENDED DECEMBER 31, 2018

Fourth Quarter Highlights

•
Purchased $63.3 million of re-performing mortgage loans ("RPLs") and $4.0 million of non-performing mortgage loans ("NPLs") with an unpaid principal balance (“UPB”) of $71.0 million and $4.3 million, respectively, and underlying collateral values of $102.8 million and $6.0 million, respectively; and originated $1.6 million of small-balance commercial mortgage loans ("SBCs")

•
Formed $586.2 million of joint ventures and retained $126.5 million of varying classes of related securities to end the quarter with $168.9 million of investments in debt securities and beneficial interests issued by these joint ventures

•	Acquired four commercial properties for $9.5 million

•	Gross interest income of $28.5 million; net interest income of $13.4 million before impairments

•	Net income attributable to common stockholders of $6.6 million

•	Basic earnings per share (“EPS”) of $0.35

•	Taxable income of $0.23 per share

•	Book value per share of $15.59 at December 31, 2018

•	Collected $57.1 million of cash from our portfolio and held $55.1 million of cash and cash equivalents at December 31, 2018

New York, NY—March 5, 2019 —Great Ajax Corp. (NYSE: AJX), a Maryland corporation that is a real estate investment trust, today announces its results of operations for the quarter ended December 31, 2018. We focus primarily on acquiring, investing in and managing a portfolio of RPLs secured by single-family residences and commercial properties and, to a lesser extent, NPLs. In addition to our continued focus on residential RPLs, we also originate and acquire SBCs secured by multi-family retail/residential mixed use properties and acquire multi-family retail/residential mixed use and commercial properties.

Financial Results (Unaudited)
($ in thousands except per share amounts)

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
Loan interest income(1,2,3)	$26,146	$26,261	$26,158	$25,445	$24,231
Debt securities and beneficial interests(4)	$1,155	$444	$238	$131	$133
Total revenue, net(1,5)	$13,894	$14,750	$14,777	$14,743	$13,797
Consolidated net income(1)	$7,307	$7,495	$8,213	$8,322	$6,638
Net income per basic share	$0.35	$0.35	$0.40	$0.41	$0.34
Average equity(1)	$332,002	$323,750	$319,815	$318,839	$302,482
Average total assets(1)	$1,525,759	$1,381,742	$1,362,843	$1,377,537	$1,230,026
Average daily cash balance(6)	$68,926	$40,674	$41,617	$51,540	$47,717
Average carrying value of RPLs(1)	$1,248,613	$1,177,586	$1,182,904	$1,199,638	$1,046,126
Average carrying value of NPLs(1)	$41,438	$38,237	$40,767	$40,593	$43,400
Average carrying value of originated SBC loans	$13,250	$11,439	$11,784	$11,629	$11,273
Average carrying value of debt securities and beneficial interests	$72,535	$32,693	$16,262	$6,543	$6,496
Average asset level debt balance(1,7)	$1,089,285	$948,893	$941,533	$961,853	$840,882
____________________________________________________________

(1)
Reflects the impact of consolidating the assets, liabilities and non-controlling interest of Ajax Mortgage Loan Trust 2017-D ("2017-D") and Ajax Mortgage Loan Trust 2018-C ("2018-C"), which are 50% and 37%, respectively, owned by third-party institutional accredited investors.

(2)	Loan interest income excludes interest income from debt securities and bank account balances.

(3)	Loan interest income for the December quarter and September quarter is net of impairments of $0.8 million and $0.4 million, respectively, on our loan pools.

(4)	Interest income on investment in debt securities and beneficial interests issued by our joint ventures is net of servicing fees.

(5)	Total revenue includes net interest income, income from equity method investments and other income.

(6)	Average daily cash balance includes cash and cash equivalents, and excludes cash held in trust.

(7)	All quarters have been updated to reflect average asset level debt balance from total average debt balance.

Our consolidated net income decreased $0.2 million for the quarter ended December 31, 2018 compared to the quarter ended September 30, 2018, primarily due to an increase in interest expense as we increased our average cash balances early in the quarter in anticipation of year end acquisitions, and deployed cash in multi-family investments. Additionally, to establish our sixth securitization of the year, Ajax Mortgage Loan Trust 2018-F, we placed $18.8 million, and our joint venture partner placed $75.0 million in a prefunding account for 27 days during the month of December. In January 2019, $52.2 million of the prefunding account was used to acquire mortgage loans, and the remainder was returned as a distribution to the debt and beneficial interest holders.

Our interest income on loans declined slightly for the quarter ended December 31, 2018 due to impairments in the amount of $0.8 million on certain of our 2014 and 2015 NPL pools as compared to $0.4 million for the quarter ended September 30, 2018.  The impairments are driven by small remaining pool size in which cash flow fluctuations on individual loans is not offset by the small remaining pool.  Despite the impairments on these two pools, we continue to experience a sustained level of increased performance across the majority of our loan pools.

The majority of our new investments during the quarter were recorded as investments in debt securities and beneficial interests in our joint ventures.  Interest income from our investments in debt securities and beneficial interests issued by our non-consolidated joint ventures is recorded net of servicing fees.  This is different than our investments in mortgage loans that are recorded on a gross basis with the offsetting servicing fee recorded as expense in a separate income statement line.  The impact of netting the servicing fee against gross interest income reduced the weighted average yield on our investments in debt securities and beneficial interests for the quarter ended December 31, 2018 by approximately 77 basis points on an annualized basis as compared to a similar investment in a whole loan mortgage pool.

Other income was higher for the quarter ended December 31, 2018 compared to the quarter ended September 30, 2018 due to the realized gains on the sales of debt and equity securities and realized gains on sales of our real estate-owned ("REO") properties.

We recorded $0.7 million in impairments on our REO held-for-sale portfolio in real estate operating expense for the quarter ended December 31, 2018 as compared to $0.9 million for the quarter ended September 30, 2018. We continue to liquidate our REO properties held-for-sale at a faster rate than they are being acquired through foreclosures, with 34 properties sold in the fourth quarter while 20 were added.

We collected $57.1 million on our mortgage loan and REO portfolios through loan payments, loan payoffs and sales of REO during the quarter, and ended the fourth quarter with $55.1 million in cash and cash equivalents. Of the $57.1 million in cash collections we received $21.8 million from loans paying the full amount of principal, past due interest and charges.

During the quarter ended December 31, 2018, we acquired $63.3 million of RPLs with an aggregate UPB of $71.0 million, and underlying collateral values of $102.8 million and we acquired $4.0 million of NPLs with an aggregate UPB of $4.3 million and underlying collateral values of $6.0 million. We originated two SBC loans with UPB of $1.6 million that represented 59.6% of the underlying collateral value of $2.6 million, and ended the quarter with $1,310.9 million of mortgage loans with an aggregate UPB of $1,481.7 million. Mortgage loans purchased during the fourth quarter and held as of quarter-end were on our consolidated balance sheet for a weighted average of 66 days during the quarter. During the quarter, we also acquired four commercial properties for $9.5 million.

On November 19, 2018, we completed the sale of an additional $15.9 million aggregate principal amount of our 7.25% convertible senior notes due 2024, issued at a discount to par, which combined with the notes issued in April and August 2017 form a single series of securities. We intend to use the net proceeds of the offering to acquire additional mortgage loan pools and other real estate assets. We expect to securitize the majority of these loans in the first quarter of 2019, and intend to use the resulting net proceeds to acquire additional loan pools and securities and to generate additional interest income to offset the interest expense on the convertible notes.

On December 31, 2018, our Board of Directors declared a special cash dividend of $0.05 per share of our common stock, which was paid on January 31, 2019 to our common stockholders of record as of January 15, 2019.

During the quarter ended December 31, 2018, we co-invested with a third-party institutional accredited investor to form $586.2 million of joint ventures, and retained $126.5 million of varying classes of related securities, to end the year with $168.9 million of investments in securities. We acquired 20.0% of each class of Ajax Mortgage Loan Trust 2018-E ("2018-E") for a net investment of $19.9 million, 20.0% of each class of Ajax Mortgage Loan Trust 2018-F ("2018-F") for a net investment of $49.9 million, and 25.0% of each class of Ajax Mortgage Loan Trust 2018-G ("2018-G") for a net investment of $56.7 million.

2018-E acquired 512 RPLs with UPB of $114.8 million and an aggregate property value of $173.1 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 4.38% interest rate. Based on the structure of the transaction we do not consolidate 2018-E under GAAP.

2018-F acquired 994 RPLs and NPLs with UPB of $240.0 million and an aggregate property value of $340.4 million that occurred in two transactions. The first transaction consisted of a pool of 723 RPLs with UPB of $179.9 million, which closed during the quarter ended December 31, 2018, and the second pool consisted of a pool of 271 NPLs with UPB of $60.1 million, which closed in January 2019. The second pool purchase was prefunded at the time of the closing of the joint venture with $93.8 million. After our loan due diligence process, the joint venture only purchased $52.2 million and the remainder was refunded back to the joint venture partners on January 25, 2019. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 4.38% interest rate. Based on the structure of the transaction we do not consolidate 2018-F under GAAP.

2018-G acquired 667 NPLs with UPB of $231.4 million and an aggregate property value of $425.7 million. The senior securities represent 75% of the UPB of the underlying mortgage loans and carry a 4.38% interest rate. Based on the structure of the transaction we do not consolidate 2018-G under GAAP.

Our investments in the varying classes of securities from 2018-E, 2018-F and 2018-G were on our balance sheet for a weighted average of 20 days out of the quarter. Our Servicer, in which we hold an 8% interest and have warrants that may be exercised for up to an additional 12% interest, also services the loans acquired by the joint ventures in which we are parties.

Portfolio Acquisitions
($ in thousands)

	December 31, 2018	September 30, 2018(1)	June 30, 2018	March 31, 2018	December 31, 2017(2)
RPLs
Count	388	271	64	87	1,211
UPB	$71,049	$69,211	$15,549	$19,699	$241,309
Purchase price	$63,304	$64,428	$14,313	$17,566	$219,236
Purchase price % of UPB	89.1%	93.1%	92.1%	89.2%	90.9%
NPLs
Count	25	11	—	—	—
UPB	$4,269	$1,700	$—	$—	$—
Purchase price	$3,979	$1,431	$—	$—	$—
Purchase price % of UPB	93.2%	84.2%	—%	—%	—%

____________________________________________________________

(1)	Includes the impact of 256 mortgage loans with a purchase price of $47.4 million and UPB of $52.8 million acquired through a 63% owned joint venture that we consolidate.

(2)
Includes the impact of 1,003 mortgage loans with a purchase price of $177.3 million and UPB of $194.3 million acquired in the fourth quarter of 2017 through a 50% owned joint venture that we consolidate.

The following table provides an overview of our portfolio at December 31, 2018 ($ in thousands):

No. of loans	7,111	Weighted average coupon	4.54%
Total UPB	$1,481,719	Weighted average LTV(4)	85.9%
Interest-bearing balance	$1,383,978	Weighted average remaining term (months)	312
Deferred balance(1)	$97,741	No. of first liens	7,085
Market value of collateral(2)	$2,024,831	No. of second liens	26
Price/total UPB(3)	82.1%	No. of rental properties	21
Price/market value of collateral	62.3%	Capital invested in rental properties	$17,854
Re-performing loans	96.4%	No. of REO held-for-sale	102
Non-performing loans	2.8%	Market value of REO held-for-sale(5)	$21,143
Originated SBC loans	0.8%

____________________________________________________________

(1)	Amounts that have been deferred in connection with a loan modification on which interest does not accrue. These amounts generally become payable at maturity.

(2)	As of date of acquisition.

(3)	Our loan portfolio consists of fixed rate (53.8% of UPB), ARM (10.1% of UPB) and Hybrid ARM (36.1% of UPB) mortgage loans.

(4)	UPB as of December 31, 2018 divided by market value of collateral and weighted by the UPB of the loan.

(5)	Market value of other REO is the estimated expected gross proceeds from the sale of the REO less estimated costs to sell, including repayment of servicer advances.

Subsequent Events
During January and February 2019, we acquired 38 residential RPLs and two SBC RPLs with aggregate UPB of $8.5 million and $1.6 million in four transactions from four different sellers for our own account. The loans were acquired at 84.8%, and 98.7% of UPB, respectively, and 59.1% and 66.5% of the estimated market value of the underlying collateral of $12.2 million, and $2.4 million, respectively. Additionally, as stated previously, in 2018-F, we used $52.2 million of the prefunding amount to acquire 271 NPLs. The purchase price of the NPLs equaled 86.9% of UPB and 60.2% of the estimated market value of the underlying collateral of $86.7 million. The remaining $41.6 million of the prefunding amount was distributed to the debt and beneficial interest holders on January 25, 2019. Our portion of the distribution of the excess prefunding amount was $8.3 million.

Additionally, we agreed to acquire, subject to due diligence, 1,560 RPLs, 14 SBC RPLs and 417 NPLs with UPB of $299.3 million, $6.9 million and $147.9 million, respectively, in seven transactions from seven different sellers. The purchase price of the residential RPLs equals 93.6% of UPB and 55.4% of the estimated market value of the underlying collateral of $505.5 million. The purchase price of the SBC RPLs equals 102.2% of UPB and 54.5% of the estimated market value of the underlying collateral of $12.9 million. The purchase price of the NPLs equals 96.2% of UPB, 49.9% of the estimated market value of the underlying collateral of $285.1 million. The majority of these loans are expected to be acquired through joint ventures with institutional accredited investors.
We also agreed to acquire three commercial properties for an aggregate purchase price of $5.6 million in three separate transactions from three different sellers.

On January 25, 2019, our Board of Directors approved the Second Amended and Restated Management Agreement (“the Amendment”) with Thetis Asset Management LLC, our manager, which changed the calculation method for the quantity of our shares of common stock provided to our manager as compensation for the base management fee to be determined as the average of the closing prices of the common stock on the five business days preceding the record date of the most recent regular quarterly dividend. The Amendment also changed the calculation pursuant to which we may be required to pay an incentive fee to our Manager. Under the Amendment, our manager will be entitled to a quarterly incentive fee, if the sum of our dividends on our common stock paid out of taxable net income, and our distributions on our externally-held operating partnership units paid out of our taxable net income, and our increase in book value, all relative to the applicable quarter and calculated per-share on an annualized basis, exceed 8%. Our manager will also be entitled to an annual incentive fee applicable to the calendar year if the same measurements noted above produce an annualized return for the year in excess of 8%.
On January 25, 2019, we agreed to an interest rate step-up of 300 basis points on the class A senior secured notes issued as part of the 2017-D securitization, of which, $177.2 million UPB was outstanding at December 31, 2018, to take effect on the payment date in April 2021. We currently own 50% of each class of securities in 2017-D, but consolidate the entire amount under GAAP.
On February 6, and February 8, 2019, we sold debt securities from our 2018-E and 2018-F securitizations which we had retained as investments. The securities' aggregate carrying value was $39.6 million and total proceeds were $39.6 million.
On February 25, 2019, our Board of Directors declared a dividend of $0.32 per share, to be paid on March 29, 2019 to our common stockholders of record as of March 15, 2019.

On February 25, 2019, the Board authorized an increase in the annual compensation of our independent directors from $75,000 to $100,000, 40% of which is payable in shares of our common stock and 60% in cash, to be effective as of April 1, 2019.  The value of the shares is determined in the same manner as the value of the shares to be paid to our Manager as part of its base management fee.

Conference Call
Great Ajax Corp. will host a conference call at 5:00 p.m. EST, Tuesday, March 5, 2019 to review our financial results for the quarter. A live Webcast of the conference call will be accessible from the Investor Relations section of our website www.great-ajax.com. An archive of the Webcast will be available for 90 days.

About Great Ajax Corp.
Great Ajax Corp. is a Maryland corporation that is a real estate investment trust, that focuses primarily on acquiring, investing in and managing RPLs secured by single-family residences and, to a lesser extent, NPLs. We also originate in loans secured by multi-family residential and smaller commercial mixed use retail/residential properties, as well as in the properties directly. We are externally managed by Thetis Asset Management LLC. Our mortgage loans and other real estate assets are serviced by Gregory Funding LLC, an affiliated entity. We have elected to be taxed as a real estate investment trust under the Internal Revenue Code.

Forward-Looking Statements
This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions, many of which are beyond the control of Great Ajax, including, without limitation, the risk factors and other matters set forth in our Annual Report on Form 10-K for the period ended December 31, 2018 when filed with the SEC. Great Ajax undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

CONTACT:	Lawrence Mendelsohn
Chief Executive Officer
or
Mary Doyle
Chief Financial Officer
Mary.Doyle@aspencapital.com
503-444-4224

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share amounts)

	Three months ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INCOME:
Interest income	$28,484	$27,416	$26,690	$25,591
Interest expense	(15,045)	(12,997)	(12,799)	(12,494)
Net interest income	13,439	14,419	13,891	13,097
Provision for loan losses	(799)	(365)	—	—
Net interest income after provision for loan losses	12,640	14,054	13,891	13,097

Income from equity method investments	134	239	197	192
Other income	1,120	457	689	1,454
Total income	13,894	14,750	14,777	14,743

EXPENSE:
Related party expense - loan servicing fees	2,550	2,457	2,672	2,469
Related party expense - management fee	1,597	1,456	1,440	1,532
Loan transaction expense	24	(25)	35	355
Professional fees	582	482	506	609
Real estate operating expense	858	1,001	944	449
Other expense	1,014	964	965	991
Total expense	6,625	6,335	6,562	6,405
Loss on debt extinguishment	—	836	—	—
Income before provision for income tax	7,269	7,579	8,215	8,338
Provision for income tax	(38)	84	2	16
Consolidated net income	7,307	7,495	8,213	8,322
Less: consolidated net income attributable to non-controlling interests	711	937	692	657
Consolidated net income attributable to common stockholders	$6,596	$6,558	$7,521	$7,665
Basic earnings per common share	$0.35	$0.35	$0.40	$0.41
Diluted earnings per common share	$0.34	$0.34	$0.37	$0.38

Weighted average shares – basic	18,771,423	18,691,393	18,595,769	18,508,089
Weighted average shares – diluted	27,163,859	26,592,806	26,476,817	26,395,158

GREAT AJAX CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands except per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Cash and cash equivalents	$55,146	$53,721
Cash held in trust	24	27,041
Mortgage loans, net(1,4)	1,310,873	1,253,541
Property held-for-sale, net(2)	19,402	24,947
Rental property, net	17,635	1,284
Investments at fair value	146,811	6,285
Investments in beneficial interests	22,086	—
Receivable from servicer	14,587	17,005
Investment in affiliates	8,653	7,020
Prepaid expenses and other assets	7,654	4,894
Total assets	$1,602,871	$1,395,738

LIABILITIES AND EQUITY
Liabilities:
Secured borrowings, net(1,3,4)	$610,199	$694,040
Borrowings under repurchase transactions	534,089	276,385
Convertible senior notes, net(3)	117,525	102,571
Management fee payable	881	750
Accrued expenses and other liabilities	5,898	4,554
Total liabilities	1,268,592	1,078,300

Equity:
Preferred stock $0.01 par value; 25,000,000 shares authorized, none issued or outstanding	—	—
Common stock $.01 par value; 125,000,000 shares authorized, 18,909,874 shares at December 31, 2018 and 18,588,228 shares at December 31, 2017 issued and outstanding	189	186
Additional paid-in capital	260,427	254,847
Treasury stock	(270)	—
Retained earnings	41,063	35,556
Accumulated other comprehensive income/(loss)	(575)	(233)
Equity attributable to stockholders	300,834	290,356
Non-controlling interests(5)	33,445	27,082
Total equity	334,279	317,438
Total liabilities and equity	$1,602,871	$1,395,738
___________________________________________________________

(1)
Mortgage loans, net include $900.2 million and $996.2 million of loans at December 31, 2018 and December 31, 2017, respectively, transferred to securitization trusts that are variable interest entities (“VIEs”); these loans can only be used to settle obligations of the VIEs. Secured borrowings consist of notes issued by VIEs that can only be settled with the assets and cash flows of the VIEs. The creditors do not have recourse to the primary beneficiary (Great Ajax Corp.). Mortgage loans, net include $1.2 million and $0 of allowance for loan losses at December 31, 2018 and December 31, 2017, respectively.

(2)	Property held-for-sale, net, includes valuation allowances of $1.8 million and $1.8 million at December 31, 2018 and December 31, 2017, respectively.

(3)	Secured borrowings and convertible senior notes are presented net of deferred issuance costs.

(4)
As of December 31, 2018, balances for Mortgage loans, net includes $377.0 million and Secured borrowings, net of deferred costs includes $231.9 million from the 50.0% and 63.0% owned joint ventures. As of December 31, 2017, balances for Mortgage loans, net includes $177.1 million and

Secured borrowings, net of deferred costs includes $88.4 million from the 50.0% owned joint venture, all of which we consolidate under U.S. GAAP.

(5)
Non-controlling interests includes $20.4 million at December 31, 2018, from the 50.0% and 63.0% owned joint ventures. Non-controlling interests includes $14.0 million at December 31, 2017, from a 50% owned joint venture, all of which we consolidate under U.S. GAAP.